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                                                                   Exhibit 10.31

                           CONFIDENTIAL TREATMENT

The portions of this exhibit that have been replaced with "[*****]" have been filed separately with the Securities and Exchange Commission and are the subject of our application for confidential treatment.

DEVELOPMENT AND LICENSE AGREEMENT dated as of the 17th day of August, 1998

BY AND BETWEEN:   H. POWER ENTERPRISES OF CANADA INC., a corporation duly
                  incorporated pursuant to the Canada Business Corporations Act, with a principal place of business at 1069 Begin Street, St-Laurent, Quebec, H4R IV8,

                  ("HPEC")

AND: HARVEST ENERGY TECHNOLOGY INC., a California corporation, with a principal place of business at 9253 Glenoaks Boulevard, Sun Valley, California 91352,

                  ("HET")

WITNESSETH:

      WHEREAS HET owns or has exclusive rights to certain intellectual property rights, including proprietary information and know-how, relating to HET Technology (as defined below) which can be applied to the design and development of fuel processors; and

      WHEREAS HPEC designs, develops, manufactures and markets Fuel Cell Stacks (as defined below) and develops and supplies fuel cell systems; and

      WHEREAS HPEC desires procurement of fuel processing technology in order to profit from commercialization of residential energy modules; and

      WHEREAS HET desires to license fuel processing technology to a capable fuel stack development and manufacturing company in order to profit from commercialization of residential energy modules; and

      WHEREAS HPEC has an interest in developing, using and selling a fuel processor to provide hydrogen to a 1-10 kW fuel cell utilizing HET Technology, for use with a Fuel Cell Stack in a Fuel Cell System (as defined below), and HET is willing to develop a prototype of such a fuel processor pursuant to the terms of this Agreement; and

      WHEREAS HET wishes to grant to HPEC, and HPEC desires to obtain, the exclusive worldwide license to manufacture, produce, market, promote, advertise, sell, lease, distribute and merchandise the fuel processor developed by HET hereunder utilizing HET Technology.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

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SECTION 1 - DEFINITIONS

      For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

1.1 "Acceptance Tests" shall mean such tests as are described in Appendix B hereto and paragraph 2.9.1 hereof.

1.2 "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes hereof, the term "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person (whether through the ownership of voting securities, by contract or otherwise); provided, that in each event in which any Person owns directly or indirectly more than 50% of the securities having ordinary voting power for the election of directors or other governing body of a corporation or more than 50% of the securities having ordinary voting power for the election of directors or other governing body of a corporation or more than 50% of the ownership interest of any other Person, such Person shall be deemed to control such corporation or other Person.

1.3 "Arising Know-How" means any and all technology, manufacturing and other know-how, technical information, inventions, discoveries, methods, specifications and trade secrets owned or Controlled pursuant to subsection 10.2 hereof relating to any research, development or manufacture of the Processor, which are generated during the course of, arise out of or result from performance of any Work hereunder.

1.4 "Arising Patent Rights" means all Patents which issue at any time from applications filed worldwide pursuant to subsection 10.3 claiming inventions necessary or useful to the development, manufacture or use of the Processor, which are generated during the course of, arise out of or result from performance of any Work hereunder.

1.5 "Arising Technology" means, collectively, Arising Know-How and Arising Patent Rights with respect thereto.

1.6 "Confidential Information" means any and all information (in any and every form and media) not generally known in the relevant trade or industry, which was obtained from any party or any Affiliate thereof in connection with this Agreement or the respective rights and obligations of the parties hereunder, including, without limitation, (a) information relating to trade secrets of such party or any Affiliate thereof, (b) information relating to existing or contemplated products, services, technology, designs, processes, formulae, research and development (in any and all stages) of such party or any Affiliate thereof, (c) information relating to any Fuel Cell Stack, any Processor or any Fuel Cell System, and (d) information relating to business plans, methods of doing business, sales


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or marketing methods, customer lists, customer usages and/or requirements and supplier information of such party or any Affiliate thereof, except that "Confidential Information" shall not include any information which (i) at the time of disclosure, is generally known to the public, (ii) after disclosure, becomes part of the public knowledge (by publication or otherwise) other than by breach of this Agreement by the receiving party, (iii) the receiving party can verify by written documentation was in its possession at the time of disclosure and which was not obtained, directly or indirectly, from the other party or any Affiliate thereof, (iv) the receiving party can verify by written documentation results from research and development by the receiving party or any Affiliate thereof independent of disclosures by the other party or any Affiliate thereof or (v) the receiving party can prove was obtained from any Person who had the legal right to disclose such information, provided that such information was not obtained to the knowledge of the receiving party or any Affiliate thereof by such Person, directly or indirectly, from the other party or any Affiliate thereof on a confidential basis.

1.7 "Contract Price" means the total amount to be paid by HPEC to HET for performance of the Work which shall be a fixed price of US $194,000.00.

1.8 "Control" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement with, or the rights of, any third Person.

1.9 "Due Date" means the date which is 12 months following the date hereof.

1.10 "Field" means any and all fuel processors providing hydrogen using the combination of processes described in the Work for stationary fuel cell systems in the 1-10 kW range operating on propane, natural gas or other carbonaceous fuel for residential, commercial, remote and back-up power applications.

1.11 "Final Acceptance" means the acceptance of the prototype Processor by HPEC upon the completion of all Work to HPEC's satisfaction and receipt from HET of a true and correct Final Acceptance Certificate, and the release and waiver by HPEC of all claims against HET relating to the performance of the Work, except those claims arising from or consisting of (a) unsettled claims (including, without limitation, claims of HPEC or any subcontractor), (b) claims for breach of any warranty or guarantee set forth in this Agreement, (c) HET's continuing obligations under this Agreement, (d) liens or other title exceptions respecting the Processor or any portion thereof, (e) any material breach by HET (whether by an employee, representative or subcontractor) of any of the terms of this Agreement or (f) all rights of HPEC under Sections 4, 8, 9 and 10 hereof, all of which claims and rights shall survive such acceptance of the prototype Processor.

1.12 "Final Acceptance Certificate" shall mean a duly completed and executed certificate, substantially in the form of Appendix F hereto.

1.13 "Final Acceptance Date" shall mean the date on which Final Acceptance occurs in accordance with the provisions of subsection 2.9 hereof.


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1.14 "Final Test Report" shall mean HET's written report describing the results and procedures of the Acceptance Tests in detail sufficient to HPEC.

1.15 "Final Specifications" shall mean HET's written report specifying: (i) HET's recommended mechanical design (geometrical dimensions) for a Processor in the 1 to 10 kW range, (ii) the types of catalysts to be used, (iii) the parts-per million of carbon-monoxide in the hydrogen from the Processor and (iv) the conditions under which the Processor is to be operated, the whole in detail sufficient to HPEC. Attached to such report shall be a letter from each of the manufacturers of the types of catalysts referred to in such report pursuant to which such manufacturers shall consent to the use by HPEC of such catalysts for the purposes of testing the prototype Processor;

1.16 "Fuel Cell Stack" shall mean any Proton Exchange Membrane (PEM) fuel cell stack developed or marketed by HPEC or any Affiliate thereof, as more fully described in the Specifications.

1.17 "Fuel Cell System" means any fuel cell system in the Field which utilizes the Processor.

1.18 "HET Background Know-How" means any and all technology, manufacturing and other know-how, technical information, inventions, discoveries, methods, specifications and trade secrets owned or Controlled at any time prior to this agreement by HET relating to any research, development or manufacture of the Processor (the whole as more fully described in Appendix E), but shall in no event include any HPEC Background Know-How.

1.19 "HET Background Patent Rights" means all Patents (i) which have been issued to HET as of the date of this Agreement, (ii) which issue at any time from applications pending as of the date of this Agreement or subsequently filed worldwide, now owned or Controlled, by or on behalf of HET or any of its successors or Affiliates, claiming inventions necessary or useful to the development, manufacture or use of the Processor, but shall in no event include any HPEC Background Patent Rights, or (iii) which issue at any time from invention disclosures filed as of the date of this Agreement with the Law Offices of William W. Haefliger located at 201 South Lake Avenue, Suite 512, Pasadena, CA 91101.

1.20 "HET Background Technology" means, collectively, HET Background Know-How and HET Background Patent Rights with respect thereto.

1.21 "HPEC Background Know-How" means any and all technology, manufacturing and other know-how, technical information, inventions, discoveries, methods, specifications and trade secrets owned or Controlled at any time prior to this Agreement by HPEC relating to any research, development or manufacture of the Processor (the whole as more fully described in Appendix H), but shall in no event include any HET Background Know-How.

1.22 "HPEC Background Patent Rights" means all Patents (i) which have been issued to HPEC as of the date of this Agreement, or (ii) which issue at any time from applications pending as of the


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date of this Agreement or subsequently filed worldwide, now owned or Controlled, by or on behalf of HPEC or any of its successors or Affiliates, claiming inventions necessary or useful to the development, manufacture or use of the Processor, but shall in no event include any HET Background Patent Rights.

1.23 "HPEC Background Technology" means, collectively, HPEC Background Know-How and HPEC Background Patent Rights with respect thereto.

1.24 "Patent" means (i) unexpired letters patent (including inventor's certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissued, re-examination, renewal or any like filing thereof, and (ii) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.25 "Person" means any individual, estate, trust, corporation, partnership, joint venture, association, firm or company, or governmental body, agency or official, or any other entity.

1.26 "Payment Schedule" means the schedule of payments of the Contract Price by HPEC to HET appended hereto as Appendix G.

1.27 "Processor" means fuel processor to be developed by HET to provide hydrogen for a 1-10 kW fuel cell in accordance with the Specifications and this Agreement.

1.28 "Specifications" means the specifications for development of the Processor, as set forth in Appendix A hereto.

1.29 "Subcontractor" means any contractor, constructor, supplier or vendor of equipment, material, supplies or services to HET or any subcontractor thereto as provided in subsection 2.11 hereof.

1.30 "Technical Representative" means the representative of HPEC with whom HET shall communicate and to whom HET shall report with respect to all matters contemplated by this Agreement, which representative shall initially be Mr. Marten Ternan, who may be replaced from time to time upon HPEC giving HET written notice of each such replacement.

1.31 "Work" means all obligations, duties and responsibilities assigned to or undertaken by HET pursuant to this Agreement, except in its capacity as licensor, including the furnishing of all equipment, supplies and material and the provision of all development, design, engineering, procurement (including transportation), performance testing and other services to be performed by HET in accordance with the intent of the Specifications and all other terms of this Agreement, the whole as more fully defined in Appendix D.


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1.32 "Work Schedule" means the schedule for the development of the prototype
Processor and performance of the Work hereunder, as set forth in Appendix C hereto.

SECTION 2 - DEVELOPMENT OF PROCESSOR

2.1 Development. HET shall develop, design, engineer, procure, construct and test a prototype Processor, in accordance with the Specifications. All Work to be performed by HET hereunder shall be sufficient, complete and adequate in all respects necessary to enable the prototype Processor to meet the Acceptance Tests.

2.2 Work Schedule. HET shall perform the Work hereunder in accordance with the Work Schedule. HET shall promptly notify HPEC in writing at any time that HET has reason to believe that the Work Schedule will not be met and will specify in said notice the corrective action planned by HET.

2.3 Revisions to Specifications. Either party may propose changes to minimum criteria and other specifications in the Specifications provided that the Specifications shall only be amended by agreement of the parties in writing.

2.4 Costs. All Costs incurred by HET in the performance of the Work hereunder, including all labour, equipment, materials and other goods and services, shall be the sole responsibility of HET.

2.5 Reports

2.5.1 Monthly Reports. Within 10 days of the end of each month following the date hereof, HET shall prepare and submit to HPEC's Technical Representative a report summarizing all activities during the previous month toward accomplishing Processor objectives. Said report shall include the status of all Work tasks, the current projection for their completion, and a discussion of problems and potential problems that may require action by HPEC.

2.5.2 Catalyst Data. HET is to provide catalyst evaluation data to HPEC and to obtain HPEC's agreement with HET's recommendation for the type of catalyst to be used in the Prototype.

2.5.3 Final Report. Within three weeks of the Final Acceptance Date, HET shall prepare and submit to HPEC's Technical Representative a final report summarizing the findings, conclusions, technology developments, and other technical information obtained through the Work, including the design, development of the prototype Processor. Information relative to predicted performance shall also be included in the final report.

2.6 Engineering Drawings. HPEC's Technical Representative shall be provided with a copy of all engineering plans, specifications and drawings for the Processor. All engineering plans, specifications and drawings for the Processor are the property of HET.


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2.7 HPEC's Right to Inspect. HPEC or any authorized representative of HPEC shall have the right at all reasonable times to inspect the Work and to observe the Acceptance Tests. HET shall make arrangements and provide access for such inspection and observation of such tests. HET shall promptly correct any part of the Work which is defective or not in accordance with this Agreement. Any such inspection of any part of the Work shall in no way affect HET's obligations to furnish a Processor and perform the Work in accordance with the intent of the Specifications and all other terms of this Agreement.

2.8 Taxes. HET shall pay all taxes for the Work, including all equipment, goods and services supplied hereunder.

2.9 Final Acceptance.

2.9.1 Acceptance Tests. At such time as HET deems appropriate in accordance with the Work Schedule, HET shall notify HPECs Technical Representative of its intention to commence Acceptance Tests in accordance with Appendix B hereto. Such notice shall be given at least 15 business days prior to HET's planned commencement of testing and HPEC's representatives shall have the option to witness the Acceptance Tests. The cost of all such testing, including, without limitation, the cost for HET'S personnel and equipment involved in such testing, shall be borne solely by HET except HPEC's personnel costs. Completion of such testing shall occur when each of the following requirements has been fulfilled in the opinion of HPEC:

      2.9.1.1 each element of the prototype Processor is able to perform in accordance with its design requirements in conformity with the intent of the Specifications;

      2.9.1.2 each component of the Acceptance Tests has been performed concurrently (unless otherwise mutually agreed upon), and the indicated results achieved in accordance with the criteria specified in Appendix B hereto;

      2.9.1.3 all Work shall be completed and all such Work shall have been performed in accordance with the terms of this Agreement; and

      2.9.1.4 HET shall have provided HPEC with the Final Specifications.

2.9.2 Notice of Completion and Acceptance. Once HET has completed the testing and has performed all of the requirements in accordance with paragraph
      2.9.1 hereof HET shall submit the Final Test Report to HPEC's Technical Representative. Within 15 business days following receipt of the Final Test Report, HPEC shall provide the Final Acceptance Certificate (Appendix
      F) to HET, indicating that HET has fulfilled the requirements of this Agreement sufficiently to successfully complete the Acceptance Tests in accordance with the terms of paragraph 2.9.1 hereof. Such notice shall constitute Final Acceptance.


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2.9.3 Custody of Processor, etc. Upon the Final Acceptance Date, (i) HET shall deliver, relinquish and grant to HPEC full and exclusive custody of the prototype Processor, including responsibility for maintenance, operation and insurance, at which time all risk of loss shall pass to HPEC, (ii) HPEC shall advance to HET, prior to HET's being required to release the prototype Processor to HPEC, the cost for the shipping of same to HPEC and
      (iii) the license contained in subsection 4.1 hereof shall become effective. It is expressly understood and agreed by the parties that nothing contained in this subsection 2.9 shall in any way modify or alter HET's obligations under Section 12 hereof. HET shall have no further obligations with respect to the prototype Processor after HPEC has signed the Final Acceptance Certificate and the prototype Processor has been received by HPEC.

2.10 No Obligation to Commercialize. It is understood and agreed by the parties hereto that the Processor to be developed and delivered by HET hereunder is a prototype only and that HPEC shall have no obligation to HET or any other Person to further develop or commercialize the Processor after Final Acceptance thereof hereunder, except as provided in subsection 4.5 hereof.

2.11 Subcontracts. Subject to the terms and conditions of this Agreement, HET shall have the right to have any of the Work accomplished by Subcontractors pursuant to written subcontracts between HET and such Subcontractors (which written subcontracts shall contain clauses pursuant to which, inter alia, such Subcontractors take cognizance of and agree to be bound by the provisions of Sections 9 and 10 of this Agreement). Subject to the foregoing, HET shall be solely responsible for the engagement and management of Subcontractors in the performance of the Work. No contractual relationship shall be deemed to exist between HPEC and any Subcontractor with respect to the Work to be performed hereunder. No Subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement.

SECTION 3 - CONTRACT PRICE

3.1 Contract Price. HET agrees to perform the Work for the Contract Price, in accordance with Appendix G. The first instalment of Contract Price, in the amount of $30,000, shall be paid to HET within 30 days after the date hereof. The balance of the Contract Price shall be payable in monthly instalments in accordance with the Payment Schedule, each such payment to be made within 30 days after receipt by HPEC of an invoice from HET therefor. Each such invoice may include the full amount specified in the Payment Schedule upon the completion of each task completed thereunder, except to the extent that all or a portion of such amount is disputed for good reason, in which case (a) HET shall continue to perform the Work and (b) the disputed portion shall not be paid until the dispute is resolved. Within 30 days following the receipt of the prototype Processor at HPEC, HPEC shall pay to HET any amount remaining to be paid to HET under this Agreement, provided that HPEC may withhold a reasonable and necessary portion of the Contract Price to reflect items which have not been completed by HET. No payment made hereunder shall be considered as approval or acceptance of any Work. All payments shall be subject to correction or adjustment in subsequent progress reviews and payments.


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SECTION 4 - LICENSE GRANT

4.1 Grant. Upon the terms and subject to the conditions herein stated, and effective at such time as is provided in paragraph 2.9.3 hereof, HET hereby grants to HPEC an exclusive, worldwide license under the HET Background Patent Rights, HET Background Know-How, Arising Know-How and Arising Patent Rights to manufacture, produce, market, promote, advertise, sell, lease, distribute and merchandise the Processor, and Fuel Cell Systems incorporating the Processor, utilizing HET Background Technology and Arising Technology for the term of this Agreement.

4.2 Sublicenses. HPEC shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges and licenses granted hereunder, subject to the terms and conditions hereof. Such sublicenses (a) shall not become effective unless and until the license granted in subsection 4. 1 hereof becomes effective, and (b) shall terminate upon the termination of this Agreement.

4.3 HET Restrictions. During the term of this Agreement, HET shall not manufacture, produce, market, promote, advertise, sell, lease, distribute or merchandise the Processor or Fuel Cell Systems incorporating the Processor anywhere in the world for commercial purposes, or grant to others the right and license to perform any of the foregoing activities anywhere in the world, except that HET has the right to manufacture the Processor for the purpose of development and testing, including development under projects that may be funded by various federal, state and local government agencies or research institutes. Notwithstanding the foregoing, HET shall be entitled to manufacture the Processor for other purposes upon written authorization from HPEC. HET shall refer to HPEC all inquiries concerning the Processor or Fuel Cell Systems incorporating the Processor received from anywhere in the world.

4.4 Information and Assistance. At all times during the term of the license granted in subsection 4.1 hereof, HET shall: (i) make available to HPEC all relevant information relating to the machinery and equipment used in the manufacture and production of the Processor; (ii) collaborate with and assist HPEC in the design and testing of the Processor and Fuel Cell Systems incorporating the Processor; (iii) provide HPEC from time to time with information and specifications relating to raw materials required to manufacture and produce the Processor and Fuel Cell Systems incorporating the Processor; and
(iv) provide HPEC with reasonable assistance in transferring the HET Background Know-How, together with the expertise required to use the HET Background Know-How, to HPEC.

4.5 Loss of Exclusivity. By no later than December 31, 2001, HPEC will provide HET a list describing the current location of all Processors that have been constructed using HET Background Technology and Arising Technology. Notwithstanding the provisions of subsection 4.1 hereof, in the event that HPEC fails to construct or have constructed a minimum of [*****] Processors using HET Background Technology or Arising Technology prior to December 31, 2001, or fails to provide said list to HET describing the current location of a minimum of [*****] Processors, HET shall have the right, within sixty (60) days of December 31, 2001, to advise HPEC in writing of the termination of the

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rights of exclusivity granted by HET to HPEC pursuant to subsection 4.1 and thereafter HET shall be free to itself make use of or to license to others to make use of the HET Background Technology and Arising Technology. Notwithstanding the foregoing, HPEC shall be entitled to retain rights to exclusivity until December 31, 2002 by making a cash payment to HET of $100,000 within sixty (60) days following such notification by HET, in which event HET shall not be entitled to so terminate the rights of exclusivity granted by it to HPEC pursuant to subsection 4.1 hereof. Furthermore, notwithstanding the provisions of subsection 4. 1 hereof, in the event that HPEC fails to construct or have constructed a minimum of [*****] Processors using HET Background Technology or Arising Technology prior to December 31, 2002, or fails to provide a list to HET describing the current location of a minimum of [*****] Processors, HET shall have the right, within sixty (60) days of December 31, 2002, to advise HPEC in writing of the termination of the rights of exclusivity granted by HET to HPEC pursuant to subsection 4.1 and thereafter
HET shall be free to itself make use of or to license to others to make use of the HET Background Technology and Arising Technology. Notwithstanding the foregoing, HPEC shall be entitled to retain rights to exclusivity until December 31, 2003 by making a cash payment to HET of $100,000 within sixty
(60) days following such notification by HET, in which event HET shall not be entitled to so terminate the rights of exclusivity granted by it to HPEC pursuant to subsection 4.1 hereof.

      Notwithstanding the provisions of subsection 4.1 hereof, in the event that the aggregate annual royalties paid pursuant to Section 5 hereof are less than:
(i) $30,000 for the 2004 calendar year; (ii) $50,000 for the 2005 calendar year;
(iii) $75,000 for the 2006 calendar year; and (iv) $100,000 for each calendar year after 2006, then, in each such case, HET shall have the right, within sixty
(60) days of the end of each such calendar year, as applicable, to advise HPEC in writing of the termination of the rights of exclusivity granted by HET to HPEC pursuant to subsection 4.1 and thereafter HET shall be free to itself make use of or to license to others to make use of the HET Background Technology and Arising Technology. For purposes of clarity, HPEC shall be entitled to supplement, through a cash payment to HET, any shortfall in royalties paid in each such calendar year, as applicable, (provided that such supplement, together with the royalties actually paid to HET during such calendar year, are not less than the applicable minimum aggregate amount of annual royalties payable during such year), in which event HET shall not be entitled to so terminate the rights of exclusivity granted by it to HPEC pursuant to subsection 4.1 hereof.

SECTION 5 - PAYMENT OF ROYALTIES, ACCOUNTING FOR ROYALTIES, RECORDS, ETC.

5.1 Royalties. As consideration for the entering into of this Agreement by HET and for the rights and license granted to HPEC under subsection 4.1 hereof, HPEC shall pay to HET royalties in the amount of US $[*****] per Processor
(including any HET Processors incorporated into any Fuel Cell Systems) sold by HPEC or any Affiliate or sublicensee thereof prior to January 1, 2004. Thereafter, such royalty payment will escalate in future years at a rate defined by the ratio of the U.S. Consumer Price Index in the year 2004 to the U.S. Consumer Price Index in the year during which such royalties are due.

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5.2 Payment. Royalties payable hereunder shall be paid within 30 days after the end of each calendar quarter, based on the quantity of Processors (including Processors incorporated into any Fuel Cell Systems) sold by HPEC and its Affiliates and sublicensees during the preceding calendar quarter. Such payments shall be accompanied by a statement setting forth such sales quantities.

5.3 Foreign Currency; Withholding. All payments of royalties shall be made in U.S. Dollars. HPEC shall withhold from all payments due to HET hereunder any amount which is legally required to be withheld and paid to the appropriate Canadian (provincial and/or federal) fiscal authority. Whenever any such amount is withheld, HPEC shall deliver to HET a statement disclosing the amount withheld, a copy of the withholding tax form, the date of payment thereof and the royalty with respect to which such amount was paid. It is understood that the current withholding rate is 10%.

5.4 Records. HPEC shall keep for five years complete and accurate records of the quantity of Processors (including Processors incorporated into any Fuel Cell Systems) sold by HPEC and its Affiliates and sublicensees in sufficient detail to allow the royalties payable by HPEC to be accurately determined. HET shall have the right for a period of one year after receiving any report or statement with respect to royalties due and payable hereunder by HPEC to appoint an independent accounting firm to inspect and audit the relevant records of HPEC and its Affiliates to verify such report or statement. HPEC and its Affiliates shall make their records available for inspection and audit by such independent accounting firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice to HPEC and without further interfering with the conduct of HPEC's business, to the extent reasonably necessary to verify the accuracy of the reports and payments required hereunder. The cost of any such inspection and audit shall be paid by HET, unless such inspection and audit discloses for any calendar quarter examined that there shall have been a negative discrepancy of greater than 5% between the royalties payable hereunder by HPEC and the royalties actually paid by HPEC with respect to such calendar quarter, in which case HPEC shall be responsible for the payment of the entire cost of such inspection and audit as full and final recourse of HET for such understatement of royalties.

SECTION 6 - TITLE AND RISK OF LOSS

6.1 Clear Title. HET warrants and guarantees that legal title to and ownership of the prototype Processor hardware shall pass to HPEC, free and clear of any and all liens, claims, hypothecs, security interests or other encumbrances, upon the delivery of the Processor to HPEC, except as provided for regarding royalty payment obligations as described in Section 5.

6.2 Risk of Loss. HET shall assume risk of loss of any equipment, materials or supplies or any other Work completed until the Final Acceptance Date or such time as this Agreement is terminated, whichever date is earlier. All equipment, materials or supplies not yet incorporated into the Processor shall be stored in secured areas. HET shall bear the responsibility of preserving, safeguarding and maintaining such equipment, materials or supplies and any other Work completed. Any equipment,


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

materials and supplies or any Work lost, damaged stolen or impaired before the Final Acceptance Date shall be replaced promptly by HET at its own expense.

SECTION 7 - REPRESENTATIONS AND WARRANTEES

7.1 By HPEC. HPEC hereby represents and warrants to HET that (a) HPEC has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement, (b) the execution, delivery and performance by HPEC of this Agreement do not contravene or constitute a default under any provision of applicable law or its articles or by-laws (or equivalent documents) or of any agreement, judgment, injunction, order, decree or other instrument binding upon HPEC, (c) all licenses, consents, authorizations and approvals, if any, required for the execution, delivery and performance by HPEC of this Agreement have been obtained and are in full force and effect and all conditions thereof have been complied with, and no other action by or with respect to, or filing with, any governmental authority of any other Person is required in connection with this execution, delivery and performance by HPEC of this Agreement, and (e) this Agreement constitutes a valid and binding agreement of HPEC, enforceable against HPEC in accordance with its terms.

7.2 By HET. HET hereby represents and warrants to HPEC that (a) HET has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement, (b) the execution, delivery and performance by HET of this Agreement do not contravene or constitute a default under any provision of applicable law or of its articles of incorporation or by-laws (or equivalent documents) or of any agreement, judgment, injunction, order, decree or other instrument binding upon HET, (c) subject to subsection 7.3 below, all licenses, consents, authorizations and approvals required for the execution, delivery and performance by HET of this Agreement have been obtained and are in full force and effect and all conditions thereof have been complied with, and no other action by or with respect to, or filing with, any governmental authority or any other Person is required in connection with the execution, delivery and performance by HET of this Agreement, (d) it has full experience and proper qualifications to perform the Work, to construct the prototype Processor and to evaluate the need for and obtain all approvals, certificates, permits and licenses, governmental or otherwise, for the construction and operation of the prototype Processor, (e) it has not granted any right or license to any third party to use the HET Background Technology in connection with the manufacturing, production, advertising, promotion, marketing, distribution, sale, rental and merchandising of the Processor or Fuel Cell Systems incorporating the Processor anywhere in the world and there is no outstanding right or license granted by HET which would in any way conflict with the right and license granted to HPEC in subsection 4.1 hereof, (f) there are no lawsuits, pending or threatened, relating to the HET Background Technology, and to the best of HET's knowledge there are no claims or demands of whatsoever nature with respect to or in any manner affecting same, (g) it has not received any notice that the right and license granted in subsection 4.1 hereof infringe upon or conflict with any proprietary right belonging to any third party, and (h) this Agreement constitutes a valid and binding agreement of HET, enforceable against HET in accordance with its terms. Notwithstanding the provisions of clause (c) above, all licenses, consents, authorizations and approvals required for the (including, without limitation, licenses from third parties such as catalyst manufacturers)

7.3 Exceptions. Notwithstanding subsection 7.2 above, all licenses (including, without limitation, licenses from third parties such as catalyst manufacturers), consents, authorizations and approvals required for the delivery and testing of the prototype Processor will be obtained by HET, and no other action by or with respect to, or filing with, any governmental authority or any other Person is required in connection with the delivery and testing of the Processor. In addition, HET hereby undertakes to use its best efforts to assist HPEC in obtaining any such licenses (including, without limitation, licenses from third parties such as catalyst manufacturers), consents, authorizations and approvals.

7.4 Survival of Representations and Warranties. The representations and warranties contained herein shall survive the execution, delivery and performance of this Agreement by the parties, notwithstanding any investigation at any time made by or on behalf of any party or parties.

SECTION 8 - INFRINGEMENT AND INDEMNIFICATION

8.1 Infringement Claims. Each party shall promptly advise the other party of any infringements or suspected infringements of any HET Background Technology or HPEC Background Technology of which such party becomes aware, and (a) HPEC shall cooperate with and assist HET in any action undertaken by HET for the defense of infringement of any HET Background Technology and (b) HET shall cooperate with and assist HPEC in any action undertaken by HPEC for the defense of infringement of any HPEC Background Technology. In such case, HET, in the case of HET Background Technology, or HPEC, in the case of HPEC Background Technology, shall retain the right to elect, in its sole discretion, which remedies to adopt. In the event that HET advises HPEC that it shall not participate in any proceedings relating to the defense of infringement of any HET Background Technology, HPEC may prosecute same and shall pay all costs and expenses related thereto and shall be entitled to all recoveries and awards therefrom. HET shall, however, be entitled to join in any such proceedings at any time. The parties shall at all times fully cooperate in the prosecution of all such proceedings.

8.2 Indemnification.

8.2.1 Indemnification by HPEC. HPEC hereby agrees that it shall be responsible for, indemnify, hold harmless and defend HET, HET's Affiliates and their respective directors, officers, managing members, shareholders, partners, attorneys, accountants, agents, employees and consultants and their heirs, successors and assigns (collectively, the "HET Indemnitees") from and against any and all claims, demands, losses, liabilities, damages, costs and expenses (including the cost of settlement, reasonable legal and accounting fees and any other expenses for investigating or defending any actions or threatened actions) (collectively "Losses") suffered or incurred by any HET Indemnitee arising out of, relating to, resulting from or in connection with (a) any actual or alleged injury or death of any Person or damage to any property caused or claimed to be caused by any Fuel Cell System, provided that such injury, death or damage is not related to HET Background Technology or the Work performed hereunder, (b) except to the extent indemnified against by HET pursuant to

      Section 8.2.2 hereof, any claim that the manufacture, sale or use of any Fuel Cell System by such party infringes or violates the patent or other rights of any other Person, (c) the breach of any representation or warranty made by HPEC herein, (d) the default by HPEC in the performance or observance of any of its obligations to be performed or observed hereunder, and (e) any action, suit or other proceeding, or compromise, settlement or judgment, relating to any of the foregoing matters with respect to which HET Indemnitees are entitled to indemnification hereunder. The foregoing shall not apply to the extent that such Losses are due to the wilful misconduct or negligence of any HET Indemnitees, as finally determined by a court of competent jurisdiction.

8.2.2 Indemnification by HET. HET hereby agrees that it shall be responsible for, indemnify, hold harmless and defend HPEC, HPEC's Affiliates and their respective directors, officers, managing members, shareholders, partners, attorneys, accountants, agents, employees and consultants and their heirs, successors and assigns (collectively, the "HPEC Indemnitees") from and against any and all Losses suffered or incurred by any HPEC Indemnitee arising out of, relating to, resulting from or in connection with (a) any actual or alleged injury or death of any Person or damage to any property caused or claimed to be caused by any Fuel Cell System and related to HET Background Technology or the Work performed hereunder, (b) any claim that the manufacture, sale or use of any Fuel Cell System by such party infringes or violates the patent or other rights of any other Person by reason of the use of HET Background Technology, (c) the breach of any representation or warranty made by HET herein, (d) the default by HET in the performance or observance of any of its obligations to be performed or observed hereunder, and (e) any action, suit or other proceeding, or compromise, settlement or judgment, relating to any of the foregoing matters with respect to which HPEC Indemnitees are entitled to indemnification hereunder. The foregoing shall not apply to the extent that such Losses are due to the wilful misconduct or negligence of any HPEC Indemnities, as finally determined by a court of competent jurisdiction. Notwithstanding the foregoing, the aggregate amount that HET shall be recoverable from HET pursuant to this paragraph 8.2.2 shall be equal to the greater of (i) $50,000 and (ii) 50% of the aggregate royalties paid to HET pursuant to Section 5 hereof or, in the event of any Loss attributable to the infringement or violation of the patent or other rights of any other Person where HET was aware that such infringement was occurring and failed to disclose same to HPEC forthwith, 100% of the aggregate royalties paid to HET pursuant to Section 5 hereof. In addition, HET shall not be responsible for any Loss suffered as a result of any infringement or violation of the patent or other rights of any other Person unless such infringement occurs in Canada, the United States, or any other territory in which HET has caused to be registered or filed, in accordance with applicable law, HET Background Technology and Arising Technology. Notwithstanding the foregoing, immediately upon either party becoming aware that any HET Background Technology infringes or violates the patent or other rights of any other Person (i) such party shall so advise the other party; (ii) HPEC shall not contest that validity of the patents or other rights of such other Persons without the consent of HET;
      (iii) HET shall pay for any design changes that are required to modify the Processor design; and (iv) HPEC shall pay for all costs of changing the HPEC manufacturing plant to produce the modified Processor design.

8.2.3 Notice of Claims. In the event that a claim is made pursuant to Section
      8.2.1 or 8.2.2 above against any party which seeks indemnification hereunder (the "Indemnitee"), the Indemnitee agrees to promptly notify the other party (the "Indemnitor") of such claim or action and, in the case of any claim by a third Person against the Indemnitee, the Indemnitor may, at its option, elect to assume control of the defense of such claim or action; provided that (a) the Indemnitee shall be entitled to participate therein (through counsel of its own choosing) at the Indemnitee's sole cost and expense, and (b) the Indemnitor shall not settle or compromise any such claim or action without the prior written consent of the Indemnitee, unless such settlement or compromise includes a general release of the Indemnitee and all of the other HET Indemnitees or HPEC Indemnitees, as the case may be, from any and all liability with respect thereto.

SECTION 9 - CONFIDENTIALITY

9.1 The parties each recognize that the Confidential Information of the other party and any and all Affiliates thereof constitutes valuable confidential and proprietary information. Accordingly, the parties each agree that they and their respective Affiliates shall hold in confidence all Confidential Information of the other party (including this Agreement and the terms hereof) and not use the same for any purpose other than as set forth in this Agreement nor disclose the same to any other Person except to the extent that it is necessary for such party to enforce its rights under this Agreement or if required by law or any governmental authority (including, without limitation, any stock exchange upon which such party's shares or other equity securities may be traded); provided that if any party shall be required by law to disclose any such Confidential Information to any other Person, such party shall give prompt written notice thereof to the other party and shall minimize such disclosure to the amount required. In connection therewith, each party shall apprise all such persons of the obligations contained herein prior to the disclosure to them of any part of the other party's Confidential Information. The parties hereby further covenant and agree that they shall do all such things as are necessary to preserve the secrecy and confidentiality of the other's Confidential Information and no copies, extracts or reproductions of any part of the other's Confidential Information shall be made except for use by the persons contemplated herein. Each party hereby covenants and agrees to deliver to the other, upon demand, an acknowledgment by each person designated by such party, acting reasonably, confirming that it has reviewed the provisions of this Section 9 and agrees to be bound thereby. Notwithstanding the foregoing, either party may disclose Confidential Information of the other (a) to such party's attorneys, accountants and other professional advisors under an obligation of confidentiality to such party, (b) to such party's banks or other financial institutions for the purpose of raising capital or borrowing money or maintaining compliance with agreements, arrangements and understandings relating thereto, and (c) to any Person who proposes to purchase or otherwise succeed (by merger, operation of law or otherwise) to all of such party's right, title and interest in, to and under this Agreement, if such Person agrees to maintain the confidentiality of such Confidential Information pursuant to a written agreement. The standard of care required to be observed hereunder shall be not less than the degree of care which each party or Affiliate thereof uses to protect its own information of a confidential nature.

SECTION 10 - INTELLECTUAL PROPERTY; IMPROVEMENTS

10.1 Rights to Proprietary Technology. Neither party shall through this Agreement obtain any rights to the other party's proprietary technology except for such rights as are expressly granted or allocated under this Agreement.

10.2 From the date of signing this Agreement to 24 months thereafter, any and all patents relating to the Processor that arise from this Work shall be jointly owned by HPEC and HET and shall be subject to the license grant and royalty requirements described in Section 4 and Section 5. Notwithstanding subsection 4. 1, if HET and HPEC elect to share equally the cost of patent filing, prosecution and maintenance for any patent filed during this period, then HET shall be deemed to have been granted a royalty-free, exclusive, worldwide license to use, market, manufacture, sell or sublicense all such arising patents and intellectual property, other than for use in the Field. In the event that HET elects not to share in the costs of patent filing, prosecution and maintenance for any patent filed during this period, then HET shall pay a royalty to HPEC of [*****] of the manufactured cost of the item, component, or process so covered by the patent for the exclusive right to use, market, manufacture, sell or sublicense all such arising patents and intellectual property, other than for use in the Field. In case of termination of this Agreement as described in
Section 15, HET shall have the option to purchase HPEC's ownership rights in and to any and all arising patents relating to the Processor by making a lump sum payment equal to HPEC's share of the patent costs at the date of termination.

10.3 Improvements and Filing, Prosecution and Maintenance - 24 months after this Agreement is signed both HET and HPEC shall be entitled to file and prosecute patent applications related to and maintain patents issued on and/or obtain copyrights, industrial designs, trademarks and other intellectual property registration with respect to any invention, discovery, addition, improvement or development (including, without limitation, data, formulas or research results) generated in the course of, or arising out of or resulting from, the Work.

Each party shall be the owner of the patent rights and intellectual property described above. Nevertheless, HET shall offer HPEC the first right of refusal to acquire the patent rights and intellectual property pertaining to the Field, and HPEC shall offer HET the first right of refusal to acquire the patent rights and intellectual property outside the Field.

10.4 HPEC shall give HET the first right of refusal to provide design and engineering of the second generation fuel processor.

10.5 HET shall provide technological development services for reasonable fees when so requested by HPEC.

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Confidential                         16

SECTION 11 - LIMITATIONS ON LIABILITY

11.1 No Warranties. Except as expressly set forth in Sections 7 and 12 hereof, neither party makes any representations or warranties as to any matter whatsoever. EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROCESSOR, THE FUEL CELL STACKS, THE FUEL CELL SYSTEMS, THE HET BACKGROUND TECHNOLOGY AND THE HPEC BACKGROUND TECHNOLOGY.

11.2 Limitations of Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY LOSS OF PROFITS OR SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND WHATSOEVER.

11.3 Force Majeure. No party shall be liable for failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with any governmental regulation, request or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including, without limitation, Acts of God, war, insurrection, fire, flood, accident, labour strikes, work stoppage or slowdown (whether or not such labour event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable such party to perform its obligations hereunder. Each party shall (a) promptly notify the other party in writing of any such event of force majeure, the expected duration thereof and its anticipated effect on the ability of such party to perform its obligations hereunder, and (b) make reasonable efforts to remedy any such event of force majeure. Notwithstanding the foregoing, each party shall be entitled to terminate this Agreement upon written notice in the event that any such event of force majeure lasts for more than 90 days.

SECTION 12 - WARRANTY AND GUARANTY

12.1 Scope and Term - Prototype. HET warrants that the Work shall be (i) performed with the degree of skill and care that is required by good and sound procedures and practices and in conformity with generally accepted standards or as otherwise specified in this Agreement, and (ii) designed in accordance with the terms of this Agreement and generally accepted standards and practices. Without limiting the generality of the foregoing, all workmanship shall be of first-class quality. Without limiting the generality of subsection 11.1, HET hereby specifically disclaims any representation or warranty that the Processor will meet any particular codes or standards that may be required by applicable law of any commercial products offered to the general public. Notwithstanding the preceding sentence, HET hereby represents and warrants that, provided that the prototype Processor is operated under the conditions set forth in the Final Specifications, the prototype Processor will have sufficient interlocks, burner monitoring systems, pressure safety valves and other features as are necessary for the safe operation of the prototype Processor. Lastly, HET hereby represents and warrants that the use by HPEC, for purposes of testing the prototype Processor, of the catalysts described in the Final Specifications shall not infringe upon the rights of any third party, including, without limitation, any manufacturer of such catalysts.

12.2 Scope and Term - License. HET further warrants that provided that, any Processor that is manufactured in accordance with, and is operated under the conditions set forth in the Final Specifications, such Processor will perform as required by the Specifications when using fresh catalyst. This warranty shall remain in force during the entire period that the license contained in subsection 4.1 remains in effect.

12.3 Remedy. If the warranty set forth in Section 12.2 hereof is breached, and provided that HPEC notifies HET of such breach within a reasonable time from the day HPEC becomes aware of such breach, no additional royalty payments, in accordance with Section 5. 1, will be made by HPEC to HET and no license will be conferred to HPEC by HET and HPEC shall be entitled to terminate this Agreement in accordance with subsection 15.3 hereof.

12.4 HET's Obligation to Repair, Replace or Buy-Down. In the event the Acceptance Tests results deviate from those which are acceptable to HPEC then HET shall be obligated to reschedule up to two Acceptance Tests at its own cost and expense, excluding the costs for HPEC personnel, within two months after the conclusion of the first attempt to pass the Acceptance Tests, and shall diligently continue to use its best efforts to repair, redesign or modify the Processor or any piece of equipment or part thereof at its sole cost and expense in order to satisfy the Acceptance Tests. If after the second such rescheduled test the test results remain unacceptable to HPEC, then, at any time thereafter, HPEC may require HET to continue to repair, redesign or modify the Processor or any piece of equipment or part thereof at its sole cost and expense in order to satisfy the Acceptance Tests until such time as HET achieves results which are acceptable to HPEC. If the Final Acceptance Date shall not have occurred by the "Due Date" for reasons other than force majeure, then the prototype shall be delivered to HPEC in its totality including all parts, equipment, and instruments. As its sole remedy, HPEC may retain the 15% contract withholding, or $29,100. If HPEC does not notify HET in writing that HET has fulfilled the requirements of this Agreement by the Due Date, and elects to withhold the final 15% payment, and fails to pay HET the full fixed contract price of $194,000 within 30 days after delivery of the prototype by HET to HPEC, then HPEC or HET shall be entitled to terminate this Agreement in accordance with subsection 15.3 hereof.

SECTION 13 - INSURANCE

13.1 HET's Insurance. HET shall, prior to the start of the Work, procure and thereafter maintain throughout the term of this Agreement and for a period of three years thereafter, at its own expense, the following insurance with reputable insurers acceptable to HPEC, acting reasonably:

      (a) Worker's Compensation Insurance as required by applicable law covering employees of HET engaged in the performance of the Work;

      (b) $2,000,000 General Aggregate;

      (c) $2,000,000 Completed Operations;

      (d) $1,000,000 Non-Owned and Hired-Auto.

SECTION 14 - NON-USE OF NAMES

14.1 Neither party shall use the name of the other party or the name of any Affiliates or employees of such party, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from such other party in each case (which consent shall not be unreasonably withheld or delayed).

SECTION 15 - TERM AND TERMINATION

15.1 Term. This Agreement shall be effective from the date of its execution by the parties and, unless sooner terminated in accordance with the provisions of this Section 15, shall continue until 20 years from the date of this Agreement. Thereafter, HPEC shall have the option to renew the rights and licenses granted hereunder for an additional term of 20 years, provided that HPEC shall have given HET written notice of its exercise of its option to renew not less than 6 months prior to the expiration of the term hereof.

15.2 Events of Default. Each party shall have the right to terminate this Agreement upon the occurrence of any of the following events (each, an "Event of Default") with respect to the other party (the "Defaulting Party"): (a) a decree or order shall have been entered by a court of competent jurisdiction adjudging the Defaulting Party bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for the Defaulting Party under any bankruptcy law or any other similar applicable statute, law or regulation, or a decree or offer of a court of competent jurisdiction shall have been entered for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Defaulting Party or a substantial part of its property, or for the winding up or liquidation of its affairs; (b) the Defaulting Party shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy petition against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, liquidation or similar relief under any bankruptcy law or any other similar applicable statute, law or regulation, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall be unable to pay its debts generally as they become due; or
(c) the Defaulting Party shall commit a material breach of the terms of this Agreement (other than a breach of Section 12.4) and the same and all of its effects shall not be remedied within 30 days after written notice thereof is given by the other party to the Defaulting party.

15.3 Termination. Each party may terminate this Agreement upon the occurrence of any Event of Default by giving written notice thereof to the other party, which notice shall specifically identify the reason(s) for such termination.

15.4 Event of Default Prior to Final Acceptance Date. In the event that an Event of Default occurs prior to the Final Acceptance Date with respect to which HET is the Defaulting Party, HPEC shall have the right, at HPEC's sole option and without prejudice to any other right or remedy which it may have, to either: (a) finish the Work or cause the Work or any part thereof to be finished by whatever method it may deem expedient, provided that it shall mitigate its damages and expenses, in which event the royalty payable by HPEC pursuant to subsection 5.1 shall be reduced from US $[*****] to US $[*****] per Processor (including any Processors incorporated into any Fuel Cell Systems) sold by HPEC or any Affiliate or sublicensee thereof or (b) terminate this Agreement in accordance with subsection 15.3 hereof,

15.5 Consequences of Termination. Subject to subsection 15.4 hereinabove, upon the termination of this Agreement, all rights, privileges and licenses granted by HET to HPEC hereunder shall revert to HET. The termination of this Agreement for any reason shall be without prejudice to (a) the rights and obligations of the parties pursuant to Sections 8, 9, 10, 12 and 14 hereof, and (b) any other remedies as may now or hereafter be available to any party, whether under this Agreement or otherwise. Upon the termination of this Agreement (a) HPEC and its sublicensees and Affiliates shall immediately discontinue the manufacture, production, marketing, promotion, advertisement, sale, leasing, distribution and merchandising of the Processor, and (b) each party and its Affiliates shall immediately cease the use of, and shall return all copies of all Confidential Information obtained from the other party or any Affiliate thereof.

SECTION 16 - MISCELLANEOUS

16.1 Notices. All payments, notices, reports and/or other communications to be given by any party hereto to any other party hereto or referred to herein shall be in writing and may be given by personal delivery or registered mail, postage prepaid, or may be sent by messenger or by telecopier to the following addresses and telecopier numbers:

In the case of HPEC:   Marten Ternan
                       Technical Representative
                       1069 rue Begin
                       St-Laurent, Quebec
                       H4R IV8
                       CANADA

                       Telephone:  (514) 956-8932  ext. 240
                       Telecopier: (514) 956-5426
                       E-mail:     mternan@hpower.ca

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Confidential                           20

In the case of HET:    David W. Warren
                       Harvest Energy Technology, Inc.
                       9253 Glenoaks Boulevard
                       Sun Valley, CA 91352

                       Telephone:  (818) 767-3157
                       Telecopier: (818) 767-0246
                       E-mail:     dwarren@link. online. net

Any such payment, notice, report and/or other communication sent by registered mail shall be deemed to have been received on the third (3rd) business day following the date on which it was mailed or if sent by messenger, personal delivery or telecopier shall be deemed to have been received on the date of its delivery or transmission if received prior to 12:00 P.M. on a business day, otherwise it shall be deemed to have been received on the next business day. The parties hereto may, from time to time, change any address for receipt of payments, notices, reports and/or other communications hereunder by written notice in accordance with the foregoing provisions.

16.2 Arbitration. Any dispute, controversy or claim as to performance of the Work or Acceptance Tests, as well as any dispute, controversy or claim arising out of or relating to this Agreement, its validity, construction or enforceability or the breach of any of the terms or provisions hereof shall be definitively dealt with using the rules of conciliation and arbitration of the International Chamber of Commerce, by one arbitrator appointed in accordance with said rules, and to the exclusion of any courts except for any provisional remedy including injunctive relief and seizure before judgment which may be obtained from any court or tribunal, the whole in accordance with said rules in force at the time of execution of this Agreement. Any arbitration proceeding required pursuant to the terms thereof shall take place in Los Angeles, California and shall be conducted in the English language.

16.3 Amendments, etc. This Agreement may not be amended or modified, nor may any right or remedy of any party be waived, unless the same is in writing and signed by such party or a duly authorized representative of such party. The waiver by any party of the breach of any term or provision hereof by any other party shall not be construed as a waiver of any other subsequent breach.

16.4 No Waiver; Remedies. No failure or delay by any party in exercising any of its rights or remedies hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

16.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns: provided that, except as expressly provided herein, neither party may assign or otherwise transfer this

Agreement or any of its rights, duties or obligations hereunder without the prior written consent of the other party.

16.6 Relationship of Parties. HPEC and HET are not (and nothing in this Agreement shall be construed to constitute them) partners, joint venturers, agents, representatives or employees of the other party, nor shall anything in this Agreement be construed to create any relationships between them other than that of an independent contractor. Neither party shall have any responsibility or liability for the actions of the other party except as specifically provided herein. Neither party shall have any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

16.7 Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party which shall have incurred the same and the other party shall have no liability relating thereto.

16.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior proposals, communications, representations and agreements, whether oral or written, with respect to the subject matter hereof.

16.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions hereof in any other jurisdiction.

16.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.11 Headings. The heading used in this Agreement are for convenience of reference only and shall not affect the meaning or construction of this Agreement.

16.12 Governing Law. This Agreement, including the performance and enforceability hereof, shall be governed by and construed in accordance with the laws of the State of New Jersey applicable therein, without reference to choice of law doctrine. Each party hereby submits itself for the sole purpose of this Agreement and any controversy arising hereunder to the jurisdiction of the courts located in the State of New Jersey and any courts of appeal therefrom, and waives any objection (on the grounds of lack of jurisdiction, or forum non conveniens or otherwise) to the exercise of such jurisdiction over it by any such courts.

16.13 Language. The parties hereto acknowledge having required that this Agreement and all notices, documents and agreements related hereto be drafted in English; les parties aux presentes


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reconnaissent avoir exige que la presente convention ainsi que tous les avis, documents et conventions s'y rapportant soient rediges en anglais.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written below.

                                      H POWER ENTERPRISES OF CANADA INC.


                                      By: /s/ Jean-Guy Chouinard
                                          --------------------------------------
                                          Jean-Guy Chouinard
                                          General Manager


                                      HARVEST ENERGY TECHNOLOGY, INC.


                                      By: /s/ David W. Warren
                                          --------------------------------------
                                          David W. Warren
                                          President


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                                   APPENDIX A
                                 SPECIFICATIONS

Feedstock:                 Commercial grade LPG (Liquified Petroleum
                           Gas -principal component = propane)
Fuel Processor Capacity:   net 50 SCFH hydrogen delivered (equivalent to 2 Kw @
                           45% stack efficiency)
Hydrogen quality:          less than [*****] CO
Steam Generation:          self sufficient
Water recovery:            partial
Control:                   manual
Operation:                 continuous, attended
Packaging:                 less than 40 cubic foot

Upon delivery of the prototype Processor, HET shall specify the processing conditions at which the 50 SCFH of hydrogen are to be delivered. As a minimum, for each reaction (steam reforming, water gas shift, preferential oxidation, etc., the following are to be specified by HET: temperature, pressure, space velocity [(volume of liquid propane + water) / (hour -volume of catalyst) or other appropriate units], steam/propane molar ratio, Catalyst manufacturer, catalyst identification or number, etc.

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                                   APPENDIX B
                                ACCEPTANCE TESTS

Gross delivery of 66 SCFH hydrogen (equivalent to a net delivery of 50 SCFH hydrogen) containing less than the amount of carbon monoxide that is agreed to, in accordance with paragraph 2.5.2, at a minimum hydrogen efficiency of 60% (LHV gross H2/LHV feed + fuel) will be required. Notwithstanding the above, HET use its best effort to achieve a [*****] ppm carbon monoxide specification and HPEC will accept the result of HET's best efforts. The total gas flow rate will be measured using a wet test meter or calibrated equivalent. The hydrogen content of the gas will be measured by a gas chromatograph or an equivalent instrument. The carbon monoxide content will be measured by an infra-red analyzer or an equivalent instrument. All measuring instruments are to be calibrated by Harvest Technology. A standard calibration test and will be performed for each instrument will be performed in the presence of HPEC's technical representative. HPEC's technical representative will approve the specific tests that are chosen to be the standard calibration tests.

If at any time the Processor does not meet any of the aforementioned specifications, HPEC may still elect at its discretion to accept the Processor by notifying HET in writing that HET has fulfilled the requirements of this Agreement and such notice shall constitute Final Acceptance.


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                                   APPENDIX C
                                  WORK SCHEDULE

================================================================================
       Task Number                                  Completion Date
                                       (number of months after signing contract)
--------------------------------------------------------------------------------
            1                                              3
--------------------------------------------------------------------------------
            2                                              4
--------------------------------------------------------------------------------
            3                                              5
--------------------------------------------------------------------------------
            4                                              6
--------------------------------------------------------------------------------
            5                                              7
--------------------------------------------------------------------------------
            6                                              7
================================================================================


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                                   APPENDIX D

                                      WORK

The following statement of work describes the tasks that are to be performed.

Task 1 - Process design                                              ($30,000).

            (to be completed 3 months after signing of this contract)

This task will prepare the basic design package for the fuel processor, and will produce the following deliverables:

1A. Process Flow Diagram

    A conceptual flow sheet for the LPG Fuel Processor is shown in the figure.

1B. Heat and Material Balances

1C. Equipment and Catalyst Specifications

Equipment specifications shall be prepared for all of the major equipment items. The specifications of all the equipment, catalyst, and materials used to construct the fuel processor shall be included. This will include written documentation of safe procedures for start-up, operation, and shut-down of the fuel processor. All relevant documentation related to occupational health and safety will be included.

Item No.   Description

V-1        LPG Tank
V-2        Activated Carbon Fitter
V-3        Demineralizer
                Internal packing (ion-exchange resin?)
R-1        Steam Reformer
                Annular, helical, or tubular catalyst space Radiant fiber burner with burner flame monitoring system Convective heat transfer surface
R-2        HTS Reactor
                Packed bed reactor with heat transfer shroud. During normal operation air is used for cooling. During start-up, steam is used for heating.
                High temperature shift (HTS) catalyst
R-3        LTS Reactor
                Packed bed reactor with flue gas


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                heat shroud
                LTS catalyst
R-4        Selective Oxidation Reactor
                Air cooled heat exchange tubes
                Selective oxidation catalyst
B-1        Steam Generator
                Internal heat exchange coils
AC-1       Cooler/Condenser
                Tube bank
P-1        BFW Pump
F-2        Air fan

Task 2 - Optimize Gas Conditioner for 2 kW PEM Fuel Cell               ($20,000)

          (to be completed 4 months after the signing of the contract)

This task will incorporate selective oxidation technology to condition gases for low-temperature PEM fuel cells, and will produce the following deliverables:

2A Design PEM fuel cell gas conditioning system based on economic and technical assessment of catalyst cost and performance data base. The catalyst cost and the performance data base will be provided to H Power.

2B    The gas condition will be fabricated as part of the 2 kW fuel processor.

Task 3 - Detailed Engineering                               ($40,000 - 2 months)

          (to be completed 5 months after the signing of the contract)

This task will perform the detailed engineering needed to construct the fuel processor including the development of the relevant engineering documents.

3A    Piping and Instrumentation Diagrams

3B    Control Logic Diagram

A description of the process control strategy will be provided. It will include a description of the fail safe procedures for burner operation with its interlocks.

3C    Equipment Fabrication Sketches

3D    Vendor Data Summary


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

      This will include a list of all the items, components, etc. used to construct the fuel processor. Supplier information shall be provided for each entry on the list, including supplier's name, address, telephone number, price paid by HET, and if possible an estimate of its price for purchases in large quantities.

Task 4 -Procurement, Fabrication, Installation and Development Testing ($80,000)

          (to be completed 6 months after the signing of the contract)

This task will procure, fabricate, install, and perform system development tests needed to prove out breadboard fuel processor design. The following will be delivered:

4A Fuel processor physical unit per specifications of Appendix A.

Task 5 - Testing                                                       ($24,000)

          (to be completed 7 months after the signing of the contract)

This task will operate the fuel processor at design conditions to verify hydrogen efficiency, capacity and product gas quality using mass and energy balances, and gas chromatograph and CO analyser measurements. The following will be delivered:

5A Summary of a test report on verification test results.

Task 6 - Delivery                                (fuel processor shipping costs)

A functional 2 Kw LPG (propane) fuel processor that can be integrated with a PEM cell stack will be delivered to HPEC in Montreal.

TOTALS 194,000 US$ plus fuel processor shipping costs, 7 months


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

                                   APPENDIX E

                            HET Background Technology

HET owns the following intellectual property

1. Expertise in the design of fuel processing systems that provide maximum system efficiency when integrated with Proton Exchange Membrane (PEM) fuel cells. This expertise encompasses proprietary knowledge relating to:

      a. Use of steam reforming technology to general synthesis gases having net hydrogen product quantities in the rage of 50-250 SCFH that is sufficient to operate PEM fuel cells having net electric power outputs in the range of 1-10 kW.

      b. Use of selective oxidation technology to reduce the carbon monoxide concentrations of said synthesis gases to [*****] ppm or less.

      c. Use of system integration technology that enables efficient thermal integration of PEM fuel cells with fuel processors for grid connect and non-grid connect residential electric power applications. Specifically, this includes proprietary knowledge relating to technology that allows PEM fuel cells to achieve high gross electric-generation efficiencies and high co-generation heat recovery potential.

      d. Methods to automate steam reforming processes to allow unattended operation as required by fuel cell electric power generation applications.

      e. Methods of design, material selection, and fabrication that minimize fuel processor cost for high-volume manufacture.

      f. Use of selective hydrogen-permeable membranes to purify hydrogen-rich feed streams for PEM fuel cell applications.

2. Expertise in the design, fabrication and control of high-temperature endothermic, steam reforming, reactors for the conversion of fuels such as LPG, natural gas, and gasoline to hydrogen-rich synthesis gas. This expertise encompasses proprietary knowledge relating to:

      a. Use of radiant burners to provide uniform heat flux, high thermal efficiency, and compact design for small endothermic reactors generating 50-250 SCFH of net hydrogen product.

      b. Methods to operate and control radiant burners using fuels having widely varying heating value as required for PEM fuel cell applications.


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

      c. Use of catalyst-packed reactor tubes to promote reaction between steam and fuel to produce hydrogen. Specifically, this includes expertise relating to the design of said tubes and their physical relation to said radiant burners, the selection of the catalyst type, vendor, physical size, and method of packing.

      d. Use of convective heat transfer methods to recover heat from flue gases in order to maximize the thermal efficiency of endothermic, steam reforming, reactors.

      e. Use of design and control methods to avoid loss of catalyst performance during automated start-up, idle and normal electric power generating operating states due to catalyst poisoning, condensation, coking and overheating.

3. Expertise in the design and control of selective oxidations reactors to reduce the carbon monoxide concentration of hydrogen-rich synthesis gases to less than 10-50 ppm. HET possesses proprietary knowledge relating to selective catalytic oxidation technology that has relevance to PEM fuel cell applications including:

      a. Knowledge relating to selection of catalyst type and vendor.

      b. Commercial relation with catalyst vendors.

      c. Knowledge relating to optimum operating conditions of selective oxidation reactor, including temperature, humidity, space velocity, and oxygen stoichiometry.

      d. Methods of reactor design and exothermic heat removal.

      e. Methods to integrate selective oxidation reactor with fuel processing systems to maximize overall system efficiency.

4. Expertise in the design of cost-effective control systems to allow operation of base- loaded residential electric power generators. HET possesses unique expertise in the design of cost- effective control systems for PEM fuel cell power plants in the 2-10 kW range, including methods for control of feed, fuel and air during start-up, idle and normal operation. This includes development arrangements with OEM vendors for blowers, control valves, actuators, heat exchangers and catalyst.

5. The following invention disclosure documents on file at the Law Offices of William W. Haefliger, Patent Attorney, located at 201 South Lake Avenue, Suite 512, Pasadena, CA 91101: (i) the invention disclosure entitled, "Compact Endothermic Catalyst Reaction Apparatus," Docket No. 11879; and
      (ii) the invention disclosure entitled, "Integrated Selective Oxidation Reactor Apparatus and Process," Docket No. 11880.


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

                                   APPENDIX F

                          FINAL ACCEPTANCE CERTIFICATE

This certificate attests to the fact that H Power has accepted the Fuel
Processor


__________________________________          ____________________________________
Marten Ternan, for H Power                  Date


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

                                   APPENDIX G

                                PAYMENT SCHEDULE

First instalment      $30,000

Subsequent instalments will be paid monthly in accordance with invoices submitted to H Power by Harvest. H Power's Technical Representative will inspect each monthly report submitted by Harvest, to verify that the work performed is commensurate with the amount of the invoice. A sum of 15% of each monthly invoice will be withheld by H Power. The amounts withheld will be paid to Harvest upon final acceptance and delivery of the Fuel Processor to H Power. HPEC will pay a 1% penalty for each month that the invoice in question is past due. The due date for each invoice will be 30 days after the date on which the HPECs Technical Representative approves the HET monthly progress report that corresponds with such invoice. Within 3 days of receipt of both the invoice and the progress report, the HPEC Technical Representative will inform HET if the amount of the invoice does not correspond to the amount of completed Work that the progress report has claimed.


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

                                   APPENDIX H

                           HPEC BACKGROUND TECHNOLOGY

HPEC owns the following intellectual property:

HPEC has established both technical competence and a knowledge base (know-how) in fuel processing reaction and separation technology that applies to the manufacture of hydrogen for use in Polymer Electrolyte Membrane Fuel Cells (PEMFC). This expertise spans the domains of process equipment, process operating conditions, catalyst performance, and catalyst deactivation. Specific examples of HPEC expertise that are pertinent to this Agreement are the following:

1. Desulphurization - Removal of sulphur compounds used as odorants in carbonaceous fuels such as natural gas. These technologies include the use of oxides fr stoichiometric reactions; i.e., iron oxides, metallic oxides supported on activated carbon, and ZnO; disposable nickel hydrogenation catalysts; and molybdenum catalysts supported on alumina that are promoted with either nickel or cobalt.

2. Steam reforming - The reaction of steam with carbonaceous fuels to produce hydrogen and carbon monoxide. The following technologies are included:
      Shifts in equilibrium as a function of process operating variables, such as temperature and pressure. Heat flux densities that are acceptable for the transfer of the exothermic heat from combustion reactions to provide the endothermic heat requirement of the steam reforming reaction. Combustion processes pertaining to flame length, Nox production, and numerical simulation of these reactions in a confined environment. Materials technology pertaining to temperature ranges which cause metallurgical limitations. Heat transfer technology for the internal exchange of heat energy between entering and leaving process streams. Mass transfer technology governing the diffusion of the reaction species to catalyst sites. Catalyst technology pertaining to; catalyst compositions which enhance the surface concentration of the most desirable species on the catalyst surface; catalyst promoters that inhibit sintering of metallic catalyst components at reaction conditions; catalyst effectiveness factors; regimes of steam to carbon ratio required to avoid coke deposition on the catalyst. Technologies to minimize undesirable reaction including; hydrocarbon cracking at temperatures greater than 600-700 C depending on hydrocarbon type; mechanical degradation of catalysts caused by coke formation; and the Boudouard reaction which results in carbon formation.

3. The water-gas shift reaction - which is a reaction between the carbon monoxide formed in steam reforming and water to form hydrogen and carbon dioxide. The following technologies are included : Shifts in equilibrium as a function of process operating variables, such as temperature and pressure, including the use of the high temperature shift reaction with Fe-Cr oxide catalysts and the low temperature shift reaction with ZnCu oxide catalysts, to maximize hydrogen production and eliminate as much carbon monoxide as possible.


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      Technologies to avoid oil carbonization on catalysts. Technologies to avoid carbon deposition via the Boudouart reaction. Catalyst technology that permits process operation in the presence of small quantities of sulphur.

4. Gas absorption processes for the removal of carbon dioxide. This technology includes: Acid gas scrubbing processes which cycle a solvent such as an amine between gas absorption and solvent regeneration towers. Design expertise in selection of the appropriate number of plates for the separation required, and selection of the appropriate tower diameter having suitable liquid and vapour loads at each plate to avoid weeping and blowing.

5. Gas absorption processes for the removal of carbon dioxide. This technology includes: Design technology for the selection of the appropriate number of transfer units based on break through curves. Operating technologies that include either a pressure swing mode or a thermal swing mode. Materials technologies which include selection of appropriate adsorbents such as zeolites.

6. Methanation processes to convert small quantities of carbon monoxide and carbon dioxide gases that have not been removed from the hydrogen into to methane. This technology includes: Heat transfer technology to control temperature increases from the exothermic reactions. Catalyst technologies for reduction and stabilization. Technologies to minimize both the formation of carbonyls and of carbon via the Boudouart reaction.

7. Preferential oxidation processes to selectively convert small quantities of carbon monoxide that have not been removed during the water gas shift reaction into carbon dioxide. This technology includes : Catalyst technology that encompasses the traditional Pt/[gamma]A1^20^3 catalyst; other catalysts such as Ru/[gamma]A1^20^3, which provide greater carbon monoxide conversion rates but also large methanation rates; the Au/Fe^20^3 catalyst which can operate at 80 C while producing rates which are similar to those on Pt/[gamma]A1^20^3.


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                 [Purchase Order related to development project]

                                STATEMENT OF WORK

                         CONCEPTUAL DESIGN OF A 120 SCFH
                       HET/HPEC NATURAL GAS FUEL PROCESSOR

Harvest Energy Technology Inc. will provide a conceptual design for a HET/HPEC Natural Gas Fuel Processor that will include the design information specified below. The HET/HPEC Fuel Processor will be one that corresponds to the Development and License Agreement between H Power Enterprises of Canada Inc. and Harvest Energy Technology Inc. that was dated August 17, 1998. The Fuel Processor will have the capacity to produce 120 SCFH of hydrogen.

Task 1: Preparation of a Process Flow Diagram

Deliverable: A process flow diagram that includes all the process vessels and equipment contained in the fuel processor will be prepared. Each process vessel and equipment item will be numbered. Lines indicating the flow of fluids and/or solids (flow streams) between the process vessels will be shown. Each flow stream will be numbered.

Task 2: Calculation of Heat and Material Balances

Deliverable: A table will be prepared providing a column for each process flow stream. For each process flow stream the following will be given (in one of the rows), the total mass flow rate, the percent composition of each flow stream (hydrogen, carbon dioxide, carbon monoxide, water, methane, etc.), the temperature, the pressure and the enthalpy content.

Task 3: Preliminary Equipment List and Process Equipment Sketches

Deliverables: A list of all the equipment items including an estimate of their capacity (e.g., volume, throughput). Appropriate sketches of the process equipment.

Task 4: Preliminary Piping and Instrument Diagram

Deliverable: A preliminary piping and instrument diagram.

Task 5: Conceptual Equipment Layout - Preliminary Plot Plan and Elevations

Deliverables: Diagrams showing the plan view and elevations of the equipment including the estimated dimensions.

Task 6: Conceptual Control System - Preliminary Logic Diagram

Deliverables: A brief written description of the concepts on which the control system will be designed and a preliminary control logic diagram.


                                       37